Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following registration statements:

1.Registration Statement (Form S-8 No. 333-275869, 333-280724, 333-261768, and 333-288392) pertaining to the 2021 Omnibus Incentive Plan of Bakkt Holdings, Inc.

2.Registration Statement (Form S-8 No. 333-286645) pertaining to the registration of an aggregate of 1,619,143 shares of Class A Common Stock to be granted in relation to the Inducement Grant of Bakkt Holdings, Inc.

3.Registration Statement (Form S-8 No. 333-291416) pertaining to the registration of 2,000,000 shares of Class A Common Stock to be issued under Bakkt Holdings, Inc. Option Award Agreement
4.Registration statement (Form S-3 No. 333-271438), for the registration statement of 46,402,403 shares of Class A common stock

5.Registration statement (Form S-3 No. 333-271362), for the registration of 7,140,808 shares of Class A common stock

6.Registration statement (Form S-3 No. 333-261034), for the registration of 180,511,924 shares of Class A common stock

7.Registration statement (Form S-3 No. 333-288361), for the registration of Class A Common Stock, Preferred stock, Debt Securities, Warrants and Units with an aggregate offering price not to exceed $1,000,000,000 of our report dated March 19, 2025, except for the effects of the discontinued operations as discussed in Notes 3, 14, 19, 20 and 21, as to which the date is December 10, 2025, with respect to the December 31, 2024 consolidated financial statements of Bakkt, Inc. (formerly, Bakkt Holdings, Inc.), included in this Annual Report (Form 10-K) for the year ended December 31, 2025.

/s/ KPMG LLP
New York, New York
March 19, 2026